Exhibit 5.1

[Letterhead of Mayer, Brown, Rowe & Maw]

September 24, 2002

eLoyalty Corporation
150 Field Drive
Suite 250
Lake Forest, Illinois 60045

Re:	Registration Statement on Form S-3
3,321,339 Shares of Common Stock

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission on September 24, 2002, relating to the offering by the holders thereof of up to 3,321,339 shares (the “Shares”) of Common Stock, $0.01 par value, of eLoyalty Corporation, a Delaware corporation (the “Company”), you have requested our opinion with respect to the matters set forth below. Of these Shares of Common Stock, 199,998 Shares were issued to certain selling stockholders in connection with the closing of a private placement pursuant to a Common Stock Purchase Agreement dated May 26, 2000 and 3,121,341 Shares may be issued to the selling stockholders upon the conversion of the Company’s 7% Series B Convertible Preferred Stock, $0.01 par value (the “Series B Stock”), issued to the selling stockholders pursuant to a Share Purchase Agreement dated September 24, 2001, as amended.

     In our capacity as the Company’s special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, in rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

     Based upon the foregoing, it is our opinion that (i) the 199,998 Shares issued and outstanding as of the date hereof have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the 3,121,341 Shares to be issued upon conversion of the Series B Stock have been duly authorized and, upon issuance pursuant to and in accordance with the terms of the Series B Stock, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in prospectus contained therein.

     We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ Mayer, Brown, Rowe & Maw

MAYER, BROWN, ROWE & MAW